As filed with the Securities and Exchange Commission on November 2, 2009

Registration No. 333-145728

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Cowen Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	84-1702964
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

1221 Avenue of the Americas
New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

COWEN GROUP, INC. 2007 EQUITY AND INCENTIVE PLAN

(Full Title of the Plan)

J. Kevin McCarthy., Esq.
Cowen Group, Inc.
1221 Avenue of the Americas
New York, New York 10020
(Name and Address of Agent For Service)
Telephone: (646) 562-1000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
 David E. Shapiro, Esq.
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019

TERMINATION OF REGISTRATION

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-145728) of Cowen Group, Inc. (the “Company”), a Delaware corporation, filed on August 27, 2007, pertaining to 1,437,133 shares of the Company’s common stock, par value $0.01 per share, issuable under the Cowen Group, Inc. 2007 Equity and Incentive Plan.

     On November 2, 2009, Lexington Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of LexingtonPark Parent Corp. (“New Parent”), a Delaware corporation, merged (the “Merger”) with and into the Company pursuant to the terms of a Transaction Agreement and Agreement and Plan of Merger, dated as of June 3, 2009, by and among New Parent, Merger Sub, Park Exchange LLC, Ramius LLC, and the Company (the “Transaction Agreement”). Pursuant to the terms of the Transaction Agreement, each share of the Company’s common stock, par value $0.01 per share, outstanding at the effective time of the Merger (the “Effective Time”) was converted into the right to receive 1.0 shares of the Class A common stock, par value $0.01 per share, of New Parent. At the Effective Time, subject to the terms and conditions of the Transaction Agreement, (i) each outstanding option issued by Cowen to purchase Cowen common stock under a Cowen stock plan vested in full and was automatically converted into an option to purchase the equivalent number of shares of New Parent Class A common stock, at an exercise price per share equal to the exercise price per share of the option immediately prior to the Effective Time; (ii) each outstanding restricted share of Cowen common stock vested in full and was automatically converted into the right to receive one share of New Parent Class A common stock; and (iii) each outstanding restricted share unit was automatically converted into a restricted share unit with respect to the number of shares of New Parent Class A common stock equal to the shares of Cowen common stock subject to the restricted stock unit immediately prior to the Effective Time. As a result of the Merger, the Company became a wholly owned subsidiary of New Parent.

     Therefore, as of the Effective Time, all outstanding rights under the Company’s 2007 Equity and Incentive Plan have been converted as described above and the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on November 2, 2009.

COWEN GROUP, INC.

By:	/s/ Thomas K. Conner
Name:	Thomas K. Conner
Title:	Chief Financial Officer